CHACHAS LAW GROUP P.C. Attorneys at Law 2445 Fifth Avenue, Suite 440 San Diego, California 92101	Telephone: (619) 239-2900 Facsimile: (619) 239-2990

Exhibit 5.1 and 23.2

January 30, 2012

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re:

HORIZONTAL MARKETING CORP. (hereinafter “Horizontal Marketing”)

Registration Statement on Form S-1

Dear Sir or Madam:

I have been requested by Horizontal Marketing, a Nevada corporation, to furnish you with my opinion as to the matters  hereinafter  set forth in connection with the  above  captioned  registration  statement  (the “Registration  Statement”) covering a maximum of 1,000,000 shares which will be offered by Horizontal Marketing.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of Horizontal Marketing, each as amended to date, copies of the records of corporate proceedings of Horizontal Marketing, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement have been duly authorized and have been legally and validly issued, fully paid and are non-assessable.

This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Chachas Law Group P.C.

Chachas Law Group P.C.